Exhibit 99.1

NEWS RELEASE

Investor Relations Contact: Pamela Keefe (802) 747-5435
Media Contact: Steve Costello (802) 747-5427  (802) 742-3062 (beeper)
For Immediate Release: Feb. 24, 2009

Central Vermont Public Service Issues 2009 Earnings Guidance
RUTLAND, Vt. – Central Vermont Public Service (NYSE: CV) issued 2009 earnings guidance today, stating that for the year, the company anticipates earnings in the range of $1.40 to $1.60 per diluted share of common stock. As part of the alternative regulation plan base rate filing approved by the Vermont Public Service Board, the company's allowed rate of return will be 9.77 percent, down from 10.21 percent.

"We are giving a wider guidance range than in previous years due to expected continued market and price volatility" said CVPS Chief Financial Officer Pamela Keefe. "The power adjustment and earnings sharing mechanisms within our alternative regulation plan should keep us within this range."

"We have worked extremely hard to control costs for our customers and shareholders alike, and will continue to do so in the months ahead," President and CEO Bob Young said.  "According to the Edison Electric Institute, we have the lowest rates in New England of any major utility, and we remain a solid value for investors."

CVPS will release its 2008 year-end earnings results before the market opens on Thursday, March 12. Mr. Young and Ms. Keefe will host an earnings conference call on Friday, March 13, at 11 a.m.  At that time, they will discuss the company's financial results, as well as progress made toward achieving its long-term strategy.

Interested parties may listen to the conference call live on the Internet by selecting the "Q4 2008 Central Vermont Public Service Earnings Conference Call" link on the investor relations section of the company's website at www.cvps.com. The dial-in number is: 1-877-407-0781.  An audio archive of the call will be available at approximately 1 p.m. EST at the same location or by dialing (Toll Free) 1-877-660-6853 or (International) 1-201-612-7415 and entering Account #: 286 and Conference ID #: 314464

CVPS is Vermont's largest electric utility, serving approximately 159,000 customers statewide.  CVPS's non-regulated subsidiary, Catamount Resources Corporation, sells and rents electric water heaters through a subsidiary, SmartEnergy Water Heating Services.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from the liability established by the Private Securities Litigation Reform Act of 1995.  Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.  Actual results will depend upon, among other things, the actions of regulators, performance of the Vermont Yankee nuclear power plant, effects of and changes in weather and economic conditions, volatility in wholesale electric markets and our ability to maintain our current credit ratings.  These and other risk factors are detailed in CV's Securities and Exchange Commission filings.  CV cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release.  CV does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.